Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CROWN CASTLE INTERNATIONAL CORP.
Crown Castle International Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“Company”), DOES HEREBY CERTIFY:
FIRST: That at a meeting of the Board of Directors of said Company (“Board”) resolutions were duly adopted authorizing and approving the proposed amendment to the Amended and Restated Certificate of Incorporation of the Company (“Charter”) set forth below, declaring such amendment to be advisable and authorizing such amendment to the Charter to be submitted to the stockholders of the Company for consideration thereof:
FURTHER RESOLVED, that the amendment of the Amended and Restated Certificate of Incorporation of the Company (“Charter”) by deleting the words “by a plurality vote” from the last sentence of the third paragraph of Article VII of the Charter (“Charter Amendment”) be and hereby is, subject to approval by the Stockholders, authorized and approved and declared advisable;
SECOND: That thereafter, pursuant to resolution of the Board, a meeting of the stockholders of the Company was duly called and held in accordance with the provisions of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares were voted in favor of the amendment of the Charter.
THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, said Crown Castle International Corp. has caused this certificate to be signed this 24th day of May, 2011.

CROWN CASTLE INTERNATIONAL CORP.
By:	/s/ E. Blake Hawk
Name:	E. Blake Hawk
Title:	Executive Vice President